August 11, 2014

Dear Mr. Goncalves,

I hereby tender my resignation from the board of directors of Cliffs Natural Resources, effective immediately. I believe that I would be remiss if I did not provide you with the basis for my decision.

Prior to our telephonic board meeting last week, I was looking forward to continuing my service to the shareholders of Cliffs. This desire was based on my intimate knowledge of the mining industry for over 38 years and of Cliffs as well as the reputation of some of the new incoming board members. During the meeting, it was clear that neither you nor the new directors wanted to hear anything that might be contrary to your pre-scripted plan.

In my relatively short-term on the Cliffs board, a great deal of work was done by the reconstituted board and management team to improve a very bad situation. I believe you have done yourself, your fellow directors and the shareholders of Cliffs a disservice by your unwillingness to engage the legacy directors in a meaningful way and by ignoring Gary Halverson's accomplishments since he joined the company a mere nine months ago.

As I have always understood it, directors of Ohio corporations owe a fiduciary duty to all shareholders. I have served on many boards in my career, both public and private. I can assure you that I have never experienced anything like what transpired in our initial board meeting. Based on the flaws of cumulative voting, Casablanca won the right to have a majority of the seats on the board and therefore control of the company with a mere 5% ownership position. That does not change the fiduciary obligations of the directors to all shareholders. Therefore, I have concluded that I have no choice but to resign because I cannot continue to adequately represent the interests of all shareholders as a director in light of the decisions and approach the new board of directors is taking.

Very truly yours,

Timothy W. Sullivan

cc: James Graham, Esq.
All Directors
David A. Katz, Esq.